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                                                                  Exhibit 10.35

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT, dated as of December 14, 1995 (this "Agreement"), is made by and among Steel Dynamics Holdings, Inc., an Indiana corporation (the "Company"), and Preussag Stahl AG, a company incorporated under the laws of the Federal Republic of Germany (the "Purchaser").

      Except as otherwise indicated, capitalized terms used herein are defined in Section 11 hereof. All referenced or attached Schedules and Exhibits are deemed incorporated herein by reference.

      The parties hereby agree as follows:

      1.    Purchase and Sale of Stock

            1.1 First Sale and Issuance of Class A Common Stock: First Closing. Subject to the terms of this Agreement and to the conditions set forth in
      Section 2 hereof, the Company will sell and issue to Purchaser, and Purchaser will purchase from the Company, for cash at the First Closing (the "First Purchase"), Twenty Thousand Eight Hundred Thirty-three (20,833) shares of the Company's authorized but unissued Class A Common Stock, at a price of Two Hundred Forty U.S. Dollars (U.S. $240.00) per share (the "Per Share Purchase Price"), for a total consideration of Five Million U.S. Dollars (U.S. $5,000,000.00). For purposes of this Section
      1.1 and elsewhere in the agreement, the Company's Class A Common Stock shall be referred to as the "SDI Stock." This First Purchase of SDI Stock will constitute a separate sale and purchase from those contemplated by Sections 1.2 and 1.3.

            1.2 Second Sale and Issuance of SDI Stock: Second Closing. Subject to the terms of this Agreement and to the conditions set forth in Section 3 hereof, including Purchaser's determination described in Section 3.2, the Company will sell and issue to Purchaser and Purchaser will purchase from the Company, for cash at the Second Closing (the "Second Purchase"), an additional Twenty Thousand Eight Hundred Thirty-three (20,833) shares of the Company's authorized but unissued SDI Stock, at the same Per Share Purchase Price, for a total additional consideration of Five Million U.S. Dollars (U.S. $5,000,000.00). This Second Purchase of SDI Stock will constitute a separate sale and purchase from those contemplated in Sections 1.1 and 1.3.

            1.3 Third Sale and Issuance of SDI Stock: Third Closing. Subject to the terms of this Agreement and to the conditions set forth in Section 4 hereof, the Company, at its sole option and election exercisable by written notice to Purchaser no later than ten (10) days prior to the Third Closing, will sell and issue to Purchaser, and Purchaser will purchase from the Company, for cash at the Third Closing (the "Third Purchase), not less than an additional Sixty-Two Thousand Five Hundred (62,500) shares nor more than One Hundred Sixty-Six Thousand Six Hundred Sixty-seven (166,667) shares of the Company's authorized but unissued SDI Stock, in the event that the Second Closing was consummated as contemplated
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      by Section 1.2, or not less than an additional Eighty-three Thousand Three
      Hundred Thirty-three (83,333) shares nor more than One Hundred
      Eighty-seven Thousand Five Hundred (187,500) shares in the event that the Second Closing was not consummated, at the same Per Share Purchase Price, for a total additional consideration of not less than Fifteen Million U.S. Dollars (U.S. $15,000,000.00) nor more than Forty Million U.S. Dollars (U.S. $40,000,000.00) in the event that the Second Closing was consummated, or not less than Twenty Million U.S. Dollars (U.S. $20,000,000.00) nor more than Forty-five Million U.S. Dollars (U.S. $45,000,000.00) in the event that the Second Closing was not consummated. This Third Purchase of SDI Stock will constitute a separate sale and purchase from those contemplated in Sections 1.1 and 1.2, and if and when closed, and when aggregated with the purchase effected pursuant to Section
      1.1 and with the purchase, if any, made pursuant to Section 1.2, will entitle Purchaser to acquire or maintain the benefits described in Sections 2.3, 2.4, 2.8, 2.15(a), 2.15(b), and 4.9.

            1.4 Third Sale and Issuance of SDI Stock: Alternate Third Closing. In the event that one or more of the conditions described in Sections 3 or 4 fail to materialize, such that Purchaser would not otherwise be required to purchase additional stock under Sections 1.2 and/or 1.3, Purchaser, pursuant to its rights under Sections 3.7 and/or 4.17, may elect to waive such condition(s) and proceed, nonetheless, to effect the additional purchase contemplated in this Section 1.4. Under such circumstances, and notwithstanding anything to the contrary expressed or implied in Section
      1.3 or elsewhere herein, Purchaser will purchase from the Company, and the Company will sell to the Purchaser, for cash at the Alternate Third Closing, if it occurs (the "Alternate Third Purchase") such number of additional shares of the Company's authorized but unissued SDI Stock, at the same Per Share Purchase Price, such that, when aggregated with the SDI Stock sold to Purchaser pursuant to Section 1.1 and/or 1.2, will constitute Purchaser the owner of a total of Twenty-five Million U.S. Dollars (U.S. $25,000,000.00) of SDI Stock. If and when closed, in lieu of the Third Purchase, and when aggregated with the purchase effected pursuant to Section 1.1 and with the purchase, if any, made pursuant to
      Section 1.2, such Alternate Third Purchase will entitle Purchaser to acquire or maintain the benefits described in Sections 2.3, 2.4, 2.8, 4.5, 4.6, and 4.9.

            1.5 Aggregate Shares to be Issued to Purchaser. In the event that the Company elects to sell Purchaser only the minimum additional shares required to be sold to Purchaser pursuant to Section 1.3, such that, in addition thereto, Purchaser will have purchased the SDI Stock that was the subject of the First Purchase (described in Section 1.1), and the Second Purchase (described in Section 1.2), Purchaser would own, in the aggregate, One Hundred Four Thousand One Hundred Sixty-seven (104,167) shares of SDI Stock at and after the Third Closing. In the event that the Company elects to sell Purchaser the maximum additional shares pursuant to
      Section 1.3, Purchaser would own, in the aggregate, Two Hundred Eight Thousand Three Hundred Thirty-three (208,333) shares of SDI Stock at and after the Third Closing. In the event that the Company elects to sell more than the minimum but less than the maximum additional shares pursuant to
      Section 1.3, the aggregate number


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      of shares of SDI Stock that the Company will issue and deliver to
      Purchaser will be determined by dividing the actual U.S. dollar amount of Purchaser's actual aggregate purchases pursuant to Sections 1.1, 1.2, and
      1.3 by Two Hundred Forty U.S. Dollars (U.S. $240.00) per share. For purposes of this Agreement, the number of shares of SDI Stock to be issued to Purchaser will be adjusted, as necessary, to reflect any stock splits or stock dividends.

            1.6 Discretionary Additional Shares Issuable by the Company. Notwithstanding anything to the contrary set forth in this Agreement, and so long as the Company sells at least an aggregate of Twenty Five Million U.S. Dollars (U.S. $25,000,000.00) of SDI Stock to Purchaser pursuant to Sections 1.1, 1.2, and 1.3, the Company shall be entitled to sell SDI Stock to other persons ("Other Persons"), including existing Stockholders, Lenders or others who are qualified as Accredited Investors and whose participation as additional purchasers will not render unavailable to the Company any exemption from registration under the Securities Act of 1933 or comparable state Blue Sky Law otherwise available to the Company in connection with this transaction, in an amount equal to the difference between the amount of SDI Stock sold to Purchaser and at SDI's election (the "Final Equity Amount"), either (a) Fifty Million U.S. Dollars (U.S. $50,000,000.00), or (b) Sixty Million U.S. Dollars (U.S. $60,000,000.00).
      In the event that the Company elects to do so, it shall notify the Purchaser not less than ten (10) days prior to the Third Closing, including in such notice, the aggregate amount of SDI Stock to be sold by the Company, a list of the Other Persons, the number of shares intended to be sold and issued to each such Other Person, and subject to the provisions of Section 1.7, the per share purchase price with respect to each such proposed sale.

            1.7 Purchase Price: Other Persons. The purchase price per share of the SDI Stock that may be sold, at the Company's election, to Other Persons pursuant to the provisions of Section 1.6, shall be (a), up to and not exceeding a maximum of Ten Million U.S. Dollars (U.S. $10,000,000.00) thereof, not less than Two Hundred Thirty U.S. Dollars (U.S. $230.00), and
      (b) for all other shares sold to Other Persons, not less than Two Hundred Forty U.S. Dollars (U.S. $240.00). The Company agrees that, except as permitted by this Section 1.7, at least during the period of ninety (90) days subsequent to the Third Closing or Alternate Third Closing, it will not issue or sell any SDI Stock to any person at less than Two Hundred Forty U.S. Dollars (U.S. $240.00) per share.

      2.    Conditions of Purchaser's Obligation at the First Closing.

      Purchaser's obligations at the First Closing to deliver to the Company the $5,000,000.00 consideration for the SDI Stock to be purchased at such time shall be subject, as of the First Closing, to the satisfaction of the following conditions:

            2.1 Stockholder Approvals and Consents. All requisite Stockholder votes, approvals, and consents prescribed by the Stockholders Agreement, including but not limited


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      to the approval of not less than Seventy percent (70%) of the Company's existing Stockholders, excluding Purchaser or any Other Person, and including necessary waivers by existing Stockholders and Warrant Holders of their limited preemptive rights thereunder, shall have been secured.

            2.2 Lender Approvals. All requisite approvals, waivers, or consents, if any, from the Company's senior and/or subordinated Lenders, permitting the transactions contemplated by this Agreement shall have been secured.

            2.3 Stockholders Agreement. Subject to Lender approval, with respect to its effectiveness, the Company, the Purchaser, the Bain Group, GECC, the Whitney Group, Heavy Metal, Keylock, Mazelina, Low Cost, the Subdebt Group, and the Management Group, as those persons are identified and described in that certain Stockholders Agreement dated June 30, 1994 (the "Stockholders Agreement") attached hereto as Exhibit 2.3A, shall have entered into an agreement, in substantially the form and substance set forth in Exhibit 2.3B attached hereto (the "Stockholders Joinder Agreement"), with a delayed Effective Date, notwithstanding anything to the contrary set forth therein, that is the later to occur of Lender approval or of Purchaser's satisfaction of an aggregate of $25,000,000 minimum purchase amount of SDI Stock pursuant to Sections 1.1, 1.2, 1.3, and 1.4, and the Stockholders Joinder Agreement shall not have been rescinded or materially amended or modified. If Lender approval has not been secured prior to the First Closing, this condition shall become a condition of the Second and any Third or Alternate Third Closings.

            In the interim between the First Closing and the date of the Third Closing or Alternate Third Closing contemplated by Section 5, or until such earlier or later time as it is determined that no Third Closing or Alternate Third Closing will take place (the "Interim Period"), and from and after any necessary Lender approval of the amendment of the Stockholders Agreement, the provisions of Sections 2, 3, and 5-19, inclusive, of the Stockholders Agreement shall be deemed effective as between the parties hereto and thereto, and Purchaser, during such Interim Period, shall be entitled to the benefits and shall be subject to the burdens described in those sections, notwithstanding the delayed Effective Date of the Stockholders Joinder Agreement. If a Third Closing or Alternate Third Closing does not occur within the time set forth in
      Section 5, then, unless extended by mutual agreement of the parties hereto and thereto, the temporary rights conferred and burdens imposed hereby during the Interim Period upon Purchaser shall automatically terminate.

            2.4 Registration Agreement. The Company, the Purchaser, the Bain Stockholders, GECC, Heavy Metal, the Keylock Stockholders, the Whitney Stockholders, the Management Stockholders, and the Warrant Holders, as those persons are identified and described in that certain Registration Agreement dated June 30, 1994 (the "Registration Agreement") attached hereto as Exhibit 2.4A, shall have entered into an agreement, in substantially the form and substance set forth in Exhibit 2.4B attached hereto (the "Registration Joinder Agreement"); provided, however, that the provisions of Section 1 of


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      the Registration Agreement ("Demand Registrations"), as amended by the
      Registration Joinder Agreement, together with the proviso of Section 11(a) thereof, and the provisions of Sections 3(b) and (c) of the Registration Joinder Agreement, shall not be deemed effective, notwithstanding anything to the contrary expressed herein or therein, unless and until Purchaser has completed the purchase of an aggregate of at least Twenty-five Million U.S. Dollars (U.S. $25,000,000.00) of SDI Stock pursuant to Sections 1.1, 1.2, 1.3, and 1.4.

            2.5   [Section 2.5 is intentionally left blank.]

            2.6 Representations and Warranties; Covenants. The representations and warranties of the Company contained in Section 7 hereof shall continue to be true and correct in all material respects at and as of the First Closing, as though then made again, except to the extent of changes caused by the transactions expressly contemplated herein.

            2.7 The Company's Articles of Incorporation. The Company's current Articles of Incorporation shall continue to be in full force and effect, under the laws of Indiana, and shall not have been amended or modified in any material respect.

            2.8 The Company's By-Laws. The Company's By-Laws shall continue to be in full force and effect as they presently exist, and shall not have been amended or modified in any material respect, except that Article III,
      Section 3.2 of the By-Laws shall have been amended to provide that the authorized number of directors is ten (10) rather than nine (9); provided, however, that the vacancy so created shall not be filled by a Purchaser representative, in the manner contemplated by Section 1(a)(ii)(J) of the Stockholders Agreement, as it is contemplated to be amended by Exhibit 2.3B hereof, until the Stockholders Joinder Agreement shall have become effective.

            2.9 Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance and sale of the SDI Stock at the First Closing and required to be made prior to or concurrently with such issuance and sale.

            2.10 No Litigation, Proceedings. There shall be no action, suit, or proceeding threatened, instituted or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (other than those set forth on the Litigation Schedule attached hereto as Schedule 7.10) wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (a) prevent or enjoin the consummation of any of the transactions contemplated by this Agreement (including, without limitation, the Government Financing Package, and the purchase of the SDI Stock by the Purchaser), (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of the Company to own, operate, or control its business or assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).


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            2.11 Governmental Filings, Consents and Approvals. All federal, state and local governmental filings, consents and approvals necessary for the consummation of the First Closing (other than those required for the physical construction, permitting and operation of the Project) shall have been made or obtained.

            2.12. Opinion of the Company's Counsel. The Purchaser shall have received from counsel for the Company an opinion substantially in the form set forth on Exhibit 2.12 attached hereto, which shall be addressed to the Purchaser and dated the date of the First Closing.

            2.13 Closing Documents. The Company shall have delivered to the Purchaser all of the following documents:

                  (a) an Officer's Certificate, dated the date of the First
            Closing, stating that the conditions specified in Sections 2.1 through 2.11, inclusive (except to the extent of matters required to be satisfactory to the Purchaser), have been fully satisfied;

                  (b) certified copies of (i) the resolutions duly adopted by the board of directors of the Company, authorizing the execution, delivery and performance of this Agreement, the Registration Joinder Agreement, and the Stockholders Joinder Agreement, and each of the other agreements contemplated hereby at or prior to the First Closing, and the issuance and sale of the SDI Stock contemplated by
            Section 1.1;

                  (c) certified copies of the Articles of Incorporation and the
            By-Laws, each as in effect at the First Closing;

                  (d) certified copy of the Government Financing Package
            commitment, as issued or in effect at the First Closing;

                  (e) a certificate as to the incumbency of the officers of the
            Company executing this Agreement and the other agreements contemplated hereby on behalf of the Company;

                  (f) copies of all third party and governmental consents,
            approvals, waivers, and filings required in connection with the consummation of the transactions hereunder to the extent required to be obtained or filed prior to the First Closing (other than those required in connection with the physical construction, permitting and operation of the Project); and

                  (g) such other documents relating to the transactions
            contemplated by this Agreement as Purchaser may reasonably request.


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            2.14 Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the First Closing, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser.

            2.15 Additional Agreements. Subject to the Company's right to terminate the following agreements and Purchaser's prospective rights thereunder in the event that Purchaser does not purchase an aggregate of $25,000,000 of SDI Stock pursuant to Sections 1.1, 1.2, 1.3, and 1.4:

                  (a) Reciprocal Patent and Technical Information Transfer and
            License Agreement. The Company shall have entered into the Reciprocal Patent and Technical Information Transfer and License Agreement (the "Technology Agreement"), in substantially the form and substance set forth in Exhibit 2.15(a) attached hereto, and the Technology Agreement shall be in full force and effect. In the event, however, that a Third Closing or Alternate Third Closing does not occur within the time set forth in Section 5, then, unless extended by mutual agreement of the parties hereto, the rights conferred and burdens imposed upon Purchaser and the Company, at the unilateral election of the Company, shall terminate; provided, however, that both Purchaser and the Company shall be entitled to retain and use in their own steel production operations in Europe, and in the United States, respectively, the proprietary information acquired during any period of effectiveness of the Technology Agreement.

                  (b) Purchasing, Domestic Sales and Export Distribution
            Agreement. The Company shall have entered into a Purchasing, Domestic Sales and Export Distribution Agreement (the "Commercial Agreement"), in substantially the form and substance set forth in
            Exhibit 2.15(b) attached hereto, and the Commercial Agreement shall be in full force and effect. In the event, however, that a Third Closing or Alternate Closing does not occur within the time set forth in Section 5, then, unless extended by mutual agreement of the parties hereto, the rights conferred and burdens imposed upon Purchaser and the Company, at the unilateral election of the Company, shall terminate, subject only to the completion of orders that were placed prior to termination.

            2.16 State, County, and Municipal Financing. The Company and certain State of Indiana, DeKalb County and/or City of Butler governmental authorities ("Public Authorities") shall have agreed upon the principal terms and conditions pursuant to which such Public Authorities will provide certain state, county, and municipal grants and loans to the Company, in the aggregate amount of not less than $3,000,000.00, (collectively, the "Government Financing Package") and a commitment therefor shall have been issued and delivered to the Company, in form and substance reasonably satisfactory to Purchaser; and such Government Financing Package shall be in full force and effect and shall not have been rescinded or materially amended or modified.


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            2.17 Waiver. Any condition specified in this Section 2 may be waived if consented to in writing by Purchaser.

      3. Conditions of Purchaser's Obligations at the Second Closing.

      In addition to the conditions described in Section 2.1 through 2.11, relative to Purchaser's obligations at the First Closing, all of which shall be deemed continuing conditions and updated to the time and for purposes of the Second Closing, Purchaser's obligations at the Second Closing to deliver to the Company the $5,000,000.00 consideration for the SDI Stock to be purchased at such time shall be subject, as of the Second Closing, to the satisfaction of the following additional conditions:

            3.1 Debt Financing Commitment. One or more lenders, or a syndicate of lenders (the "Lenders") shall have issued a firm commitment, (the "Debt-Financing Commitment"), on or before January 15, 1996, in form and substance reasonably satisfactory to Purchaser, for all necessary debt financing, including senior and subordinated components thereof, in the amount of One Hundred Forty Million U.S. Dollars (U.S. $140,000,000.00), without recourse, however, to Purchaser or to any other Company Stockholder.

            3.2 Purchaser's Determination With Respect to Debt Financing Commitment. Purchaser shall have determined that the Debt Financing Commitment issued by the Lenders as contemplated by Section 3.1, is without material conditions to closing which, in the judgment of Purchaser, cannot reasonably be met or satisfied in connection therewith.

            3.3 Lender Approvals. All remaining Lender approvals, waivers, or consents not previously obtained shall have been received, including (but not limited to) Lender approval of the Stockholders Joinder Agreement and Amendment No. 2 to Stockholders Agreement described in Section 2.3.

            3.4 Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Second Closing, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser.

            3.5 Opinion of the Company's Counsel. The Purchaser shall have received from counsel for the Company an opinion substantially in the form set forth on Exhibit 3.4 attached hereto, which shall be addressed to the Purchaser and dated the date of the Second Closing.

            3.6 Closing Documents. The Company shall have delivered to the Purchaser all of the following documents:


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                  (a) an Officer's Certificate, dated the date of the Second
            Closing, stating that the conditions specified in Sections 2.1 through 2.11, inclusive, and Sections 3.1 through 3.3, inclusive (except to the extent of matters required to be satisfactory to the Purchaser), have been fully satisfied and that the representations and warranties set forth in Section 7 are true and correct as of the date of the Second Closing;

                  (b) certified copies of the Articles of Incorporation and the
            By-Laws, each as in effect at the Second Closing;

                  (c) certificate as to the incumbency of the officers of the
            Company executing this Agreement and the other agreements contemplated hereby on behalf of the Company;

                  (d) copies of all third party and governmental consents,
            approvals and filings required in connection with the consummation of the transactions hereunder to the extent required to be obtained or filed prior to the Second Closing (other than those required in connection with the physical construction, permitting and operation of the Project); and

                  (e) such other documents relating to the transactions
            contemplated by this Agreement as Purchaser or their special counsel may reasonably request.

            3.6 Representations and Warranties; Covenants. The representations and warranties of the Company contained in Section 7 hereof shall continue to be true and correct in all material respects at and as of the Second Closing, as though then made again, except to the extent of changes caused by the transactions expressly contemplated herein.

            3.7 Waiver. Any conditions specified in this Section 3 may be waived if consented to in writing by Purchaser.

      4.    Conditions of Purchaser's Obligations at the Third Closing.

      In addition to the conditions described in Sections 2.1 through 2.9, relative to Purchaser's Obligations at the First Closing, all of which shall be deemed continuing conditions and updated to the time and for purposes of the Third Closing, Purchaser's obligations at the Third Closing to deliver to the Company (a) consideration of not less than $15,000,000.00 nor more than $40,000,000.00 (in the event that Purchaser has already purchased the SDI Stock contemplated by Section 1.2), or (b) consideration of not less than Twenty Million U.S. Dollars (U.S. $20,000,000.00) nor more than Forty-five Million U.S. Dollars (U.S. $45,000,000.00) (in the event that Purchaser did not purchase the SDI Stock contemplated by Section 1.2), required to be delivered pursuant to
Section 1.3 for the SDI Stock to be purchased at such time, shall be subject, as of the Third Closing, to the satisfaction of the following additional conditions:


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            4.1 Status of Phase II Project. The Company's Board of Directors
      shall have reconfirmed that the planning, construction and operation of the hot dip galvanizing and cold rolling plant that constitutes "Phase II" of the Company's Development Plans (the "Phase II Project") will proceed forward, subject only to the availability of funds.

            4.2 Debt Financing Commitment. The Debt Financing Commitment issued by the Lenders, referred to at Section 3.1, shall continue to be in full force and effect and shall not have been withdrawn, modified, or amended in any material respect.

            4.3 Closing of Debt Financing. The Lenders in connection with the Debt Financing Commitment shall have entered into definitive agreements and related documentation (the "Bank Agreement") with the Company, providing for debt financing to the Company to finance the Phase II Project and the Company's working capital needs in connection therewith, in form and substance reasonably satisfactory to the Purchaser.

            4.4 Construction and Equipment Contracts. The Company shall have entered into each of the preliminary contracts listed on Schedule 4.4 attached hereto (the "Construction Contracts") in connection with the construction of the Phase II Project and the acquisition of equipment to be used therein, each in form and substance reasonably satisfactory to the Purchaser, and each of the Construction Contracts shall be in full force and effect as of the Third Closing.

            4.5 Technology Agreement. The Technology Agreement shall continue to be in full force and effect.

            4.6 Commercial Agreement. The Commercial Agreement shall continue to be in full force and effect.

            4.7 Other Equity Purchase Commitments; Closing. In the event that the Company has determined to sell less than the aggregate of $50,000,000.00 of SDI Stock to Purchaser within the limits described in
      Section 1.3, and has so notified Purchaser in the manner contemplated by
      Section 1.6, then, regardless of the Final Equity Amount selected by the Company, the Company shall have obtained binding commitments from persons other than Purchaser ("Other Purchasers"), who may but need not be existing Stockholders and/or Lenders, for the full amount of the difference between the Final Equity Amount and the aggregate amount of SDI Stock to be sold to Purchaser pursuant to Section 1.1., 1.2, and either
      1.3 or 1.4; and the Company shall have entered into definitive agreements and related documentation with such Other Purchasers covering the aggregate amount thereof.

            4.8 Effectiveness of Stockholders Joinder Agreement and Registration Joinder Agreement; Amendment of By-Laws. All conditions to the effectiveness of the Stockholders Joinder Agreement, described in Section 2.3, and the Registration Joinder Agreement, described in Section 2.4, shall have been satisfied; the Company shall have delivered to


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      Purchaser an Officer's Certificate, dated as of the Third Closing, stating that all such conditions to the effectiveness of the Stockholders Joinder Agreement and the Registration Joinder Agreement have been satisfied, and that Purchaser shall thenceforth be entitled to all of the rights and benefits, and be subject to all of the burdens and obligations, set forth in the Stockholders Agreement (including, but not limited to, the amendment to Sections 1(a)(i) thereof, providing for a board of directors of ten (10) persons, and Section 1(a)(ii) thereof adding a new subparagraph (J) thereto providing for the election of one (1) Purchaser representative to the Company's Board of Directors) and set forth in the Registration Agreement; and the Company's By-Laws shall have been amended to increase the number of authorized members of the Board of Directors to ten (10), from the present number of nine (9).

            4.9 Steel - Related Business Focus. Effective, if at all, at and after the Third Closing or the Alternate Third Closing, as the case may be, and until the Company effects an initial public offering (or its shares are otherwise required to be registered under the Securities Exchange Act of 1934, as amended), the Company agrees that it will concentrate its efforts upon steel-related businesses, broadly defined to include (but not be limited to) vertical integration, processing and distribution, and that Purchaser, absent its agreement to the contrary, will have the right to prohibit the Company's incursion into any prospective non-related businesses of a material nature, unless having a strategic fit with the Company's steel-related business.

            4.10 Commencement of Actual Construction. Actual construction of the Phase II Project shall have commenced. For purposes of this Section 4.10, "actual construction" shall include (but shall not be limited to) engineering work, contracting for equipment and machinery, infrastructure work, and site preparation work, as well as actual plant building activities.

            4.11 Hart-Scott-Rodino Clearance. All necessary notifications and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, by the Company and by Purchaser, shall have been made, all necessary submissions shall have been determined complete, and an actual clearance shall have been issued or a sufficient period shall have elapsed since the filing to signify that no action will be taken to block the SDI Stock purchases, contemplated hereunder.

            4.12 No Litigation, Proceedings. There shall be no action, suit, or proceeding threatened, instituted or pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would prevent or enjoin the consummation of the purchase of the SDI Stock by Purchaser at or following the Third Closing, or the consummation of the debt financing contemplated by the Bank Agreement, or the subordinated debt financing contemplated by the Subordinated Loan Agreement.

            4.13 Opinion of the Company's Counsel. The Purchaser shall have received from counsel for the company an opinion substantially in the form set forth on Exhibit 4.13 attached hereto, which shall be addressed to the Purchaser and dated the date of the Third Closing.

            4.14 Closing Documents. In addition to the Closing Documents described in Section 2.13(a) - (g), all of which, including an officer certificate stating that the Company's representations and warranties set forth in Section 7 are true and correct as of the date of the Third Closing, shall be updated to the time and date of the Third Closing, the Company shall have delivered to the Purchaser all of the following additional documents:

                  (a) Certified copies of resolutions duly adopted by the
            Company's Board of Directors authorizing the execution, delivery and performance of the Bank Agreement, the Subordinated Loan Agreement, and the Construction Contracts, and the issuance and sale of the SDI Stock at and subsequent to the Third Closing;

                  (b) Certified copies of the Bank Agreement, the Subordinated
            Loan Agreement, and the Construction Contracts, as in effect at the Third Closing; and

                  (c) Such other documents relating to the transactions
            contemplated by the Third Closing as Purchaser may reasonably request.

            4.15 Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Third Closing, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser.

            4.16 Representations and Warranties; Covenants. The representations and warranties of the Company contained in Section 7 hereof shall continue to be true and correct in all material respects at and as of the Third Closing, as though then made again, except to the extent of changes caused by the transactions expressly contemplated herein.

            4.17 Lender Approvals. All remaining Lender approvals, waivers, or consents not previously obtained shall have been received, including (but not limited to) Lender approval of the Stockholders Joinder Agreement and Amendment No. 2 to Stockholders Agreement described in Section 2.3.

            4.18 Waiver. Any condition specified in this Section 4 may be waived if consented to in writing by Purchaser.

      5. The Closings and Payments. The First Closing, contemplated by Section 1.1, will occur, on not less than five (5) days notice, on or before December 15, 1995. The Second Closing contemplated by Section 1.2, will occur, if at all, on not less than five (5) days notice, on or before

January 15, 1996, and the Third Closing, contemplated by Section 1.3, or a closing in lieu of the Third Closing (the "Alternate Third Closing") will occur, on not less than five (5) days notice, on or before February 29, 1996. The First Closing, the Second Closing, The Third Closing, and the Alternate Third Closing, if it occurs, will take place at 10:00 A.M., E.S.T. on each date, at the offices of Barrett & McNagny, 215 East Berry Street, Fort Wayne, Indiana, or at such other place or time or on such other date as may be mutually agreeable to the Company and the Purchaser.

      6.    Restrictions on Transfers.

            6.1 Restrictions. Purchaser agrees that Restricted Securities are only transferable pursuant to (a) public offerings registered under the Securities Act, (b) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rules then in force) if such rules are available, (c) Regulation S of the Securities and Exchange Commission (or any similar rules then in force), and (d) subject to the conditions specified in Section 6.2 below, any other legally available means of transfer pursuant to the Securities Act.

            6.2 Procedure for Transfer. Subject to such other restrictions on transfer set forth in the Stockholders Agreement, in connection with the transfer of any Restricted Securities (other than a transfer referred to in clauses (a), (b), or (c) of Section 6.1 above), Purchaser will deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel, which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters, to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if Purchaser delivers to the Company an opinion of such counsel reasonably satisfactory to the Company that no subsequent transfer of such Restricted Securities by Purchaser will require registration under the Securities Act, the Company will promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act Legend set forth in Section 6(b) of the Stockholders Agreement. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the Purchaser will not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 6 and
      Section 8.4.

            6.3 Transferees. Upon request of Purchaser, the Company shall promptly supply to Purchaser or its prospective transferees all information required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

            6.4 Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company will promptly upon the request of Purchaser deliver new certificates for such Restricted Securities which do not bear the Securities Act Legend set forth in Section 5(b) of the Stockholders Agreement.

      7.  Representations, Warranties, and Covenants of the Company.

      The Company hereby represents and warrants to the Purchaser that, as of the First Closing, and, except as otherwise stated herein, continuing to and as of the Second Closing and Third Closing as well:

            7.1 Organization, etc. Each of the Company, Steel Dynamics Sales Corp. and Steel Dynamics, Inc. (the "Companies") is a corporation duly organized and validly existing under the laws of the State of Indiana and, at each of the First, Second, and Third Closing (collectively, the "Closings"), will be qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations, business or prospects of the Companies, as applicable. At the Closings, each of the Companies will possess all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its respective businesses as now conducted and presently proposed to be conducted (other than licenses, permits and authorizations required for the physical construction, permitting and operation of the Project) and to carry out the transactions contemplated by this Agreement.

            7.2   Capital Stock and Related Matters.

                  (a) As of the First Closing, but prior to the Sale to
            Purchaser contemplated by Section 1.1, (i) the authorized capital stock of the Company will consist of 10,000,000 shares of SDI Stock, par value $0.01 per share, and 500,000 shares of Class B Common, par value $0.01 per share, (ii) the Company will have issued, and there will be outstanding, 1,000,000 shares of SDI Stock and no shares of its Class B Common, (iii) purchasers of the Company's senior subordinated promissory notes will hold warrants for the purchase of up to Fifty-eight Thousand Five Hundred Eleven (58,511) shares of SDI's Stock, (iv) APT Holdings Corporation, an affiliate of Mellon Bank, N.A., will hold a warrant for the purchase of Five Thousand Three Hundred Thirty-three (5,333) shares of SDI's Class B Common Stock, convertible share for share into SDI Stock, and (v) a total of up to Twenty-one Thousand Eight Hundred (21,800) shares of SDI's Stock will be purchasable upon exercise of stock options granted to the Company's employees pursuant to its 1994 Incentive Stock Option Plan, aggregating, on a fully diluted basis (without regard to any purchase of SDI Stock by Purchaser or by any other Stockholders or Warrant Holders pursuant to the exercise of any of their limited preemptive rights under the existing Stockholders Agreement), One Million Eighty-five Thousand Six Hundred Forty-four (1,085,644) shares of SDI Stock.

                  (b) As of the Second Closing, unless Purchaser has determined not to proceed with the Second Closing, in accordance with Section 3.2, prior to the purchase by Purchaser of SDI Stock at the Second Closing, but including the 20,833 shares of SDI Stock that Purchaser will have purchased in connection with the First Closing, there will be outstanding 1,020,833 shares of SDI Stock, and the aggregate of all SDI Stock, on a fully diluted basis, as aforesaid, will total One Million One Hundred Six Thousand Four Hundred Sixty-three (1,106,463) shares of SDI Stock, all other share information remaining unchanged from that set forth in Section 7.2(a).

                  (c) As of the Third Closing, including the 20,833 shares of
            SDI Stock that Purchaser will purchase in connection with the First Closing and the Twenty Thousand Eight Hundred Thirty-three (20,833) shares of SDI Stock that Purchaser will have purchased in connection with the Second Closing, unless the Second Closing shall not have taken place, there will be outstanding 1,041,666 shares of SDI Stock, and the aggregate of all SDI Stock, on a fully diluted basis, as aforesaid, will total One Million One Hundred Twenty-seven Thousand Two Hundred Ninety-six (1,127,296) shares of SDI Stock, all other share information remaining unchanged from that set forth in
            Section 7.2(a).

                  (d) As of the Alternate Third Closing, if one occurs, and
            including all of the shares of SDI Stock sold to Purchaser pursuant to Sections 1.1 and 1.2, and under the Option Agreement described in
            Section 2.4, there will be outstanding One Million One Hundred four Thousand One Hundred Sixty-seven (1,104,167) shares of SDI Stock at and after the Closing, and the aggregate of all SDI Stock, on a fully diluted basis, as aforesaid, will total One Million One Hundred Eighty-nine Thousand Seven Hundred Ninety-seven (1,189,797) shares of SDI Stock, all other share information remaining unchanged from that set forth in Section 7.2(a).

                  (e) As of the Closings, (i) the authorized capital stock of
            Steel Dynamics Sales Corp. will consist of 10,000 shares of Class A Common Stock, par value $.01 per share, and (ii) Sales Dynamics Sales Corp. will have issued and there will be outstanding 100 such shares, owned entirely by the Company.

                  (f) As of the Closings, (i) the authorized capital stock of
            Steel Dynamics, Inc. will consist of 10,000 shares of Class A Common Stock, par value $.01 per share, and (ii) Steel Dynamics, Inc. will have issued and there will be outstanding 100 such shares, all of which will be owned by Steel Dynamics Sales Corp.

                  (g) Except as set forth on the "Capitalization Schedule"
            attached hereto as Schedule 7.2(g), as of the Closings, none of the Companies will have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, or have outstanding any rights or options to subscribe for or to purchase any capital stock or any stock securities convertible into or exchangeable for any capital stock. The Capitalization Schedule accurately sets forth the following information as of each of the Closings with respect to all outstanding options and rights to acquire the capital stock of the Companies: the holder, the number of shares covered, the exercise price and the expiration date. As of each of the Closings, except as contemplated by this Agreement, none of the Companies will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or to make any payment in respect of any of the foregoing, except pursuant hereto, pursuant to the Stockholders Agreement or as set forth on the Capitalization Schedule or in the Articles of Incorporation.

                  (h) As of the Closings, (i) the outstanding SDI Stock of the
            Company will be held exclusively by the persons and in the amounts set forth on the Capitalization Schedule, the outstanding common stock of Sales Dynamics Sales Corp. will be held exclusively by the Company and the outstanding common stock of Steel Dynamics, Inc. will be held exclusively by Steel Dynamics Sales Corp., and (ii) other than the matters disclosed on the Capitalization Schedule, none of the Companies will have any commitment to issue shares of its capital stock, or any rights or options to subscribe for or purchase any capital stock. As of each of the Closings, all of the outstanding shares of the Companies capital stock will have been duly authorized, validly issued, fully paid, and nonassessable.

                  (i) There are no statutory and no unwaived contractual
            shareholder preemptive rights or rights of refusal with respect to the issuance of the SDI Stock to Purchaser hereunder, except as described in Schedule 7.2 (i) attached hereto. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the SDI Stock hereunder do not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except as set forth in the Stockholders Agreement and the Registration Agreement, as amended by each of the joinder agreements.

            7.3 Subsidiaries; Investments. The Company does not have any Subsidiaries other than Steel Dynamics Sales Corp. and Steel Dynamics, Inc., and the Company does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person.

            7.4 Authorization; No Breach. The execution, delivery and performance of this Agreement, the Option Agreement, the Registration Joinder Agreement, the Stockholders Joinder Agreement, the Commercial Agreement, the Technology Agreement, and all other agreements and transactions contemplated hereby and thereby to which the Company is a party, have been duly authorized by the Company. This Agreement, the Registration Joinder Agreement, the Stockholders Joinder Agreement, the Option Agreement, the Commercial

      Agreement, the Technology Agreement, and all of the other agreements contemplated hereby and thereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as any of them may be affected by laws relating generally to the enforcement of creditors' rights and general principles of equity. The execution and delivery by the Company of this Agreement, the Registration Joinder Agreement, the Stockholders Joinder Agreement, and all other agreements and instruments contemplated hereby to be executed by the Company, the offering, sale and issuance of the SDI Stock, and the fulfillment of and compliance with the respective terms hereby and thereof by the Company, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of (b) constitute a default under, (c) result in the creation of any Lien upon the Company's capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities laws) pursuant to, the Articles of Incorporation or By-Laws, or any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company is subject or any agreement or instrument to which the Company is a party.

            7.5 Conduct of Business; Liabilities. Attached hereto as Exhibit 7.5 is an unaudited consolidated balance sheet of the Companies as at September 30, 1995 (the "Balance Sheet). The Balance Sheet is accurate and complete in all material respects, is consistent with the books and records of the Companies, (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied. Except as set forth on the "Liabilities Schedule attached hereto as Schedule 7.5, none of the Companies have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Companies, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to any of the Closings, or any action or inaction at or prior to any of the Closings other than: (a) liabilities set forth on the Balance Sheet (including any notes thereto), (b) liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement and (d) matters that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the condition of the Companies taken as a whole.

            7.6 No Material Adverse Change. Since September 30, 1995, there has been no material adverse change in the business or prospects of the Companies.

            7.7 Absence of Certain Developments. Except as expressly contemplated or disclosed by this Agreement; by the Stock Purchase Agreement of June 30, 1994, and the Exhibits and Schedules thereto, by the Credit Agreement of June 30, 1994, and the Exhibits and Schedules thereto; by the Subordinated Loan and Warrant Purchase Agreement of June 30, 1994, and the Exhibits and Schedules thereto; by the Company's 1994 Incentive Stock Option Plan; by the Memorandum of Understanding, dated June 10, 1994, by and among the State of Indiana, the County of DeKalb, Indiana, the DeKalb County Redevelopment Authority, the DeKalb County Redevelopment Commission, the City of Butler, Indiana, and Steel Dynamics, Inc., and various agreements contemplated thereby; by the Indiana Michigan Power Substation Facilities Agreement dated June 1, 1994; by the Seed Money Commitment Agreement, dated as of January 5, 1995, and related agreements in connection therewith, by and between SDHI and other seed money investors or loan providers and Qualitech Steel Corporation, a Delaware corporation; by SDHI's incorporation of Iron Dynamics, Inc., an Indiana corporation, and certain preliminary work done and costs associated with the capitalization and financing of this scrap substitute manufacturing facility; by the Facilities Agreement by and among Steel Dynamics, Inc., Consolidated Rail Corporation, Norfolk and Western Railway Company, and CSX Transportation, Inc.; by anything reflected in the Balance Sheet or notes thereto, or by anything set forth on the "Developments Schedule," attached hereto as Schedule 7.7, since their respective dates of formation, none of the companies have:

                  (a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (b) borrowed any amount or incurred or become subject to any material liabilities;

                  (c) mortgaged or pledged any of its properties or assets or subjected them to any material Lien, except Liens for current property taxes not yet due and payable and Liens under the Bank Agreement;

                  (d) sold, assigned or transferred any of its tangible assets;

                  (e) sold, assigned or transferred any patents or patent
            applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any Person;

                  (f) made any loans or advances to, guarantees for the benefit of, or any investments in, any Person; or

                  (g) made any Investment in or taken steps to incorporate any
            Subsidiary.

      7.8   Contracts and Commitments.

                  (a) Except as expressly contemplated by this Agreement, by the instruments disclosed in Section 7.7, or as set forth on the Phase II Project contracts schedule (the "Contracts Schedule") attached hereto as Schedule 7.8(A) -1, or the "Employee Benefits Schedule" attached hereto as Schedule 7.8(A)-2, none of the Companies are a party to or bound by any written or oral:

                        (i) pension, profit sharing, stock option, employee
                  stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangement;

                        (ii) contract for the employment of any officer,
                  individual employee or other Person on a full-time , part-time, consulting or the basis providing annual compensation in excess of $75,000 or contract relating to loans to officers, directors of Affiliates;

                        (iii) contract under which the Companies have advanced
                  or loaned any other Person amounts in the aggregate exceeding $25,000;

                        (iv) agreement or indenture relating to borrowed money
                  or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Companies;

                        (v)   guarantee of any obligation in excess of $25,000;

                        (vi) lease or agreement under which any of the Companies
                  is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

                        (vii) lease or agreement under which any of the
                  Companies is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Companies;

                        (viii)contract or group of related contracts with the
                  same party or group of affiliated parties the performance of which involves consideration in excess of $100,000;

                        (ix) assignment, license, indemnification or agreement
                  with respect to any intangible property (including, without limitation, any Intellectual Property);

                        (x) agreement under which it has granted any Person any
                  registration rights (including, without limitation, demand and piggyback registration rights) with respect to any securities of the Companies;

                        (xi)  sales or distribution agreement;

                        (xii) agreement with a term of more than six months
                  which is not terminable by the Companies upon less than thirty
                  (30) days notice without material penalty;

                        (xiii)contract or agreement prohibiting it from freely
                  engaging in any business or competing anywhere in the world;
                  or

                        (xiv) any other agreement which is material to its
                  operations and business prospects or involves a consideration in excess of $200,000 annually.

                  (b) All of the contracts, agreements and instruments set forth on the Contracts Schedule are valid, binding and enforceable against the Companies, as the case may be, in accordance with their respective terms, except as any of them may be affected by laws relating generally to the enforcement of creditors' rights and general principles of equity. The Companies have performed all material obligations required to be performed by them heretofore under the contracts, agreements and instruments listed on the Contracts Schedule to which each is a party and are not in material default under or in material breach of nor in receipt of any claim of material default or material breach under any contract, agreement or instrument listed on the Contracts Schedule; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Companies, as the case may be, under any contract, agreement or instrument listed on the Contracts Schedule; none of the Companies, has nay present expectation or intention of not performing all such obligations; none of the Companies has any knowledge of any breach or anticipated material breach by the other parties to any contract, agreement, instrument or commitment to which it is a party listed on the Contracts Schedule.

      7.9   Intellectual Property Rights.

            (a) The "Intellectual Property Schedule" attached hereto as Schedule 7.9, contains a complete and accurate list of all (i) all patented or registered Intellectual property Rights owned or proposed to be used by the Companies, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Companies, (iii) unregistered trade names and corporate names owned or proposed to be used by the Companies, and (iv) unregistered trademarks, service marks, copyrights and computer software owned or proposed to be used by the Companies. The Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Companies to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Companies with respect to any Intellectual property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule, the Companies own all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the business of the Companies, as presently proposed to be conducted, free and clear of all Liens. Except as set forth on the Intellectual Property Schedule, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or proposed to be used by the Companies would not reasonably be expected to have a material adverse effect on the conduct of the business of the Companies, and no such loss or expiration is, to the best of the Company's knowledge, threatened or pending.

            (b) Except as set forth on the Intellectual Property Schedule, (i) the Companies own all right, title and interest in and to or has the legal, valid and enforceable right to use all of the Intellectual Property Rights listed on such schedule, free and clear of all Liens, (ii) the Companies have not received any claims or demands asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and, to the best of the Company's knowledge, there are no valid grounds for the same (iii) none of the Companies have received any notices of, and neither is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Companies license any rights from a third party), (iv) to the best of the Company's knowledge, the conduct of the business of the Companies currently proposed to be conducted, will not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons and (v) to the best of the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Companies or currently proposed to be used by the Companies, have not been infringed, misappropriated or conflicted by other Persons.

            7.10 Litigation. Except as set forth on the Litigation Schedule attached hereto as Schedule 7.10, there are no claims, actions or proceedings instituted, pending or, to the best of the Company's knowledge, threatened against or affecting the Companies (or to the best of the Company's knowledge, instituted, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to their businesses or proposed business activities), at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any of the foregoing with respect to the transactions contemplated by this Agreement); to the best of the Company's knowledge, none of the Companies are subject to any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the best of the Company's knowledge, there is no valid basis for any of the foregoing. None of the Companies is subject to any judgment, order or decree of any court or other governmental agency, and none of the Companies has received any opinion or memorandum or legal advise from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

            7.11 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Companies.

            7.12 Governmental Consent. Except as set forth on the "Consents Schedule" attached hereto as Schedule 7.12, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or by the Companies of the other agreements contemplated hereby, or the consummation by the Companies of any other transactions contemplated hereby or thereby, except for any of the foregoing required for the physical construction, permitting or operation of the Projects and except as expressly contemplated herein or in the exhibits or schedules hereto.

            7.13 Insurance. The "Insurance Schedule" attached hereto as Schedule 7.13, contains a description of each insurance policy maintained by the Companies with respect to its properties, assets and business, and each such policy is in full force and effect as of the Closing. None of the Companies are in material default with respect to its obligations under any insurance policy maintained by it. Except as set forth on the Insurance Schedule, none of the Companies has any self-insurance programs.

            7.14 Employees. The Company is not aware that any executive or key employee of the Companies or any group of employees of the Companies has any plans to terminate employment with the Company. The Companies have complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes). Except as set forth on the "Employees Schedule" attached hereto as Schedule 7.14, none of the Companies, or, to the best of the Companies' knowledge, any of their employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Companies, except for agreements between the Companies and its present and former employees.

            7.15 Compliance with Law. None of the Companies has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations, business or prospects of the Companies, and the Company has not received notice of any such violation. None of the Companies is subject to any clean up liability, or has reason to believe it may become subject to any clean up liability, under any federal, state or local environmental law, rule or regulation.

            7.16 Affiliated Transactions. Except for the Stockholders Agreement, the Registration Agreement, and the Employment Agreements, and except as set forth on the Affiliated Transactions Schedule" attached hereto as
      Schedule 7.16, no officer, director, employee, shareholder or Affiliate of the Companies, or (to the knowledge of the Companies) any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Companies or has any interest in any property used by the Companies.

            7.17 Real Property Holding Corporation Status. Since their respective dates of incorporation, none of the Companies has been, and as of the dates of any of the Closings shall not be, a "United States real property holding corporation", as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder. None of the Companies has any current plans or intentions which would cause the Companies, as the case may be, to become a "United States real property holding company," and the Companies have filed with the United States Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

            7.18 Disclosure. To the best of the Companies' knowledge, neither this Agreement nor any of the exhibits, schedules or attachments hereto, nor any written statements, documents, certificates or other items delivered at any of the Closings to the Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby, contain any untrue statement of a material fact; provided that with respect to the financial projections furnished to the Purchaser by the Companies, the Companies represent and warrant only that such projections were prepared in good faith based upon assumptions reasonably believed by the Companies to be reasonable and fair as of the date the projections were prepared in the context of the Companies' history and current and reasonably foreseeable business conditions. There is no fact which the Companies have not disclosed to the Purchasers in writing and of which the Companies are aware (other than general economic conditions) and which has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations, business or prospects of the Companies.

            7.19 Knowledge. As used in this Section 7, the terms "best of knowledge" or "aware" with reference to the Company shall mean and be limited to the actual knowledge or awareness of Keith E. Busse, Richard P. Teets, Jr., Mark D. Millett, and Tracy L. Shellabarger, or, in the case of an Officer's Certificate, the individual signing such Officer's Certificate.

            7.20 No Registration. Assuming the truth and accuracy of the representations set forth in Section 8 hereof and in the investment letter to be delivered to the Company in connection herewith, the offers and sales of the SDI Stock pursuant to the terms hereof are not required to be registered under the Securities Act or any state securities laws.

      8. Purchasers' Representations and Warranties. Purchaser hereby represents and warrants to the Companies that:

            8.1 Organization, etc. Purchaser is a corporation, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Purchaser possesses all requisite power and authority to own such capital stock and to carry out the transactions contemplated by this Agreement.

            8.2 Authorization; No Breach. The execution, delivery and performance of this Agreement, the Registration Joinder Agreement, the Stockholders Joinder Agreement, the Commercial Agreement, the Technology Agreement, and all other agreements and transactions contemplated hereby and thereby to which purchaser is a party, have been duly authorized by Purchaser. This Agreement, the Registration Joinder Agreement, the Stockholders Joinder Agreement, the Commercial Agreement, the Technology Agreement, and all other agreements and transactions contemplated hereby and thereby, to which agreements Purchaser is a party, each constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as any of them may be affected by laws relating generally to the enforcement of creditors' rights and general principles of equity. The execution and delivery by Purchaser of the agreements to be performed hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, or (c) result in a violation of, Purchaser's organizational documents or any law, statute, rule, regulation, instrument, order, judgment or decree to which Purchaser is subject or any agreement or instrument to which Purchaser is a party.

            8.3 Hart-Scott-Rodino. Either (a) no filing is or was required to be made by Purchaser with the Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the transactions contemplated hereby or (b) if such filing was required, the waiting period with respect thereto has expired or approval has been received.

            8.4 Investment Letters. This Agreement is made in reliance upon Purchaser's representations to the Company, which by Purchaser's execution hereof Purchaser hereby confirms, that the SDI Stock issuable to Purchaser hereunder is being acquired solely for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person with respect to any of the SDI Stock that is the subject of this Agreement. Purchaser has executed and delivered to the Companies a separate letter containing additional representations, warranties and covenants, upon which the Companies are relying in entering into and performing its obligations under this Agreement. Purchaser, after conducting its due diligence investigation and analysis of the Company, believes that it has received all of the information it considers necessary or appropriate for deciding whether to purchase the SDI Stock described herein, and Purchaser acknowledges that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering in connection herewith and regarding the Companies; provided, however, that nothing herein shall limit, negate, or modify the Company's representations and warranties to Purchaser in connection with this Agreement or the Purchaser's right to rely thereon.

            8.5 Compliance with the Laws of Germany. Purchaser is in compliance with all laws, rules, and regulations of the Federal Republic of Germany applicable to its purchase of the SDI Stock, to its status as a prospective Stockholder of the Company, and to the contemplated commercial relationships described throughout this Agreement; that the Company's offering to sell SDI Stock to Purchaser has been made entirely within the jurisdiction of the United States of America and does not constitute an offering requiring governmental approval, authorization, or consents by the Federal Republic of Germany; that it is and will be in compliance with any foreign exchange restrictions applicable to this transaction; and that it will obtain any other required governmental consents or approvals made necessary by its involvement in connection herewith either by the Federal Republic of Germany or in any other foreign jurisdiction where it plans to operate hereunder.

      9. Use of Proceeds. The Company hereby agrees that the Companies will invest the additional equity from the sale of the SDI Stock to Purchaser primarily to finance the construction of the Phase II Project and for the working capital of the Companies relating to the operation of the Phase II Project itself. Notwithstanding anything herein to the contrary, however, expressed or implied, all final decisions concerning the design, configuration, equipment or technology to be employed in the cold rolling facility, or concerning Company investments and/or capital commitments in connection with other technologies, such as (but not limited to) the development of scrap substitutes, shall remain the exclusive province of the Company Board of Directors; provided, however, that Company would seek and duly consider Purchaser's input concerning such matters, either through Purchasers Board of Directors representation (as contemplated by Section 4.7), or otherwise.

      10. Conditions of the Company's Obligations at the Closings. The obligation of the Company to perform at any of the Closings its obligations to be then performed is subject to the satisfaction as of each of the Closings of the following conditions:

            10.1 Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in Section 8 hereof shall be true and correct in all material respects at and as of the particular Closing as though then made.

            10.2 Opinion of Counsel. The Company shall have received an opinion of counsel to Purchaser substantially in the form and substance set forth in Exhibit 10.2 attached hereto and reasonably satisfactory to the Company.

            10.3 Investment Letters. The Company shall have received from Purchaser the investment letter referenced in Section 8.4 hereof.

            10.4 Agreements. The parties thereto shall have entered into all of the Agreements to be Performed Hereunder.

      11.   Definitions.

      "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

      "Common Stock" means the Class A Common.

      "Companies" shall mean Steel Dynamics Holdings, Inc., Steel Dynamics Sales Corp., and Steel Dynamics, Inc.

      "Intellectual Property Rights" means all (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) compute software, data, data bases and documentation thereof, (e) trade secrets and other confidential information (including, without limitations, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (f) other intellectual property rights and
(g) copies and tangible embodiments thereof (in whatever form or medium, including, without limitation, negatives, plates and video and film masters).

      "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any of the Companies or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to any of the Companies under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

      "Officer's Certificate" means a certificate signed by the Company's president or its chief financial officer, stating that (a) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (b) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

      "Permitted Transferee" means any transferee of Class A Common in a transfer permitted by clause (i) and clauses (iv) through (xiii) of Section 2(f) of the Stockholders Agreement.

      "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

      "Phase II Project" means the Company's proposed hot dip galvanizing and cold rolling plant intended for construction at its Butler, Indiana site.

      "Project" means the Company's thin slab cast mini-mill in Butler, Indiana.

      "Restricted Securities" means the Class A Common issued hereunder and any securities issued with respect to such Class A Common by way of any stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities will cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them,
(b) become eligible for sale pursuant to Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rules then in force) or (c) been otherwise transferred and new securities for them not bearing the securities Act Legend set forth in Section 6 of the Stockholders Agreement have been delivered by the Company in accordance with Section 4B or 4D. Whenever any particular securities cease to be Restricted

Securities, the holder thereof will be entitled to receive from the company, without expense, new securities of like tenor not bearing a Securities Act Legend of the character set forth in Section 6 of the Stockholders Agreement.

      "Rule 144" means Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act as such rule may be amended from time to time, or any similar rule then in force.

      "Rule 144A" means Rule 144A promulgated by the Securities and Exchange Commission under the Securities Act as such rule may be amended rom time to time, or any similar rule then in force.

      "Securities Act " means the Securities Act of 1933, as amended, or any similar federal law then in force.

      "Securities and Exchange Commission" includes the United States government agency of that name and any governmental body or agency succeeding to the functions thereof.

      "Warrant Holders" means the holders of warrants to purchase shares of Class A Common issued pursuant to the Subordinated Loan Agreement.

      12.   Miscellaneous.

            12.1 Remedies. The holders of the SDI Stock acquired hereunder (directly or indirectly) will have all of the rights and remedies set forth in this Agreement and the Articles of Incorporation, and all of the rights and remedies which such holders have been granted at any time under any other agreement or contract, and all of the rights and remedies which such holders have under any law. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

            12.2 Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provisions hereof shall be effective against the Company or the Purchaser unless such modification, amendment or waiver is approved in writing by the person against which such modification, amendment or waiver is intended to be enforced. The failure of any party to enforce any provision of this Agreement or under any agreement contemplated hereby or under the Articles of Incorporation or the By-Laws shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement, any agreement referred to herein, the Articles of Incorporation, or the By-Laws in accordance with their terms.

            12.3 Confidentiality. Purchaser will treat and hold as such all of the Confidential Information, as that term was defined in the Confidentiality Agreement between Purchaser and the Company, dated May 25, 1995, and will refrain from using any of such Confidential Information except in connection with this Agreement; and Purchaser will deliver promptly to the Company or, at the request and option of the Company, will destroy all tangible embodiments and all copies of Confidential Information which are in its possession as a result of its examination of financial statements, reports, and other materials submitted or made available by the Company during the course of Purchaser's examinations, inspections, or due diligence work, unless such information loses its status as Confidential Information as provided in the Confidentiality Agreement. Purchaser may, however, disclose such Confidential Information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with this transaction, all as set forth in the Confidentiality Agreement, as well as to any prospective Affiliate, shareholder, partner, or subsidiary of Purchaser, so long as that person agrees in writing to be bound by the provisions thereof. In the event that Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Purchaser will notify the Company promptly of the request or requirement, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 12.3 and of the Confidentiality Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or risk liability for contempt, Purchaser may disclose the Confidential Information to the tribunal, provided that it use its reasonable best efforts to obtain an order or other assurance, at the Company's request, that confidential treatment be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

            12.4 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by the Companies or by Purchaser or on their behalf.

            12.5  Successors and Assigns.

                        (a) Except as otherwise expressly provided herein, all
                  agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not, so long as such successors and assigns execute a counterpart hereof. In addition, the provisions of this Agreement which are for any Purchaser's benefit as the purchaser or holder of SDI Stock, are also for the benefit of and enforceable by any subsequent Permitted Transferee of such Purchaser's SDI Stock.

                        (b) If a sale, transfer, assignment or other disposition
                  of any shares of SDI Stock is made in accordance with the provisions of this Agreement to any Person and such shares remain Restricted Securities immediately after such disposition, such Person shall, at or prior to the time such shares are acquired, execute a counterpart of this Agreement with such modifications thereto as may be necessary to reflect such acquisition, and such other documents as are necessary to confirm such Person's agreement to become a party to, and to be bound by, all covenants, terms and conditions of this Agreement, the Stockholders Agreement, The Stockholders Joinder Agreement, the Registration Agreement, and the Registration joinder Agreement, as theretofore amended.

                        (c) PSAG may assign its rights under this Agreement to
                  any PSAG Affiliate, and may delegate its obligations hereunder to any such Affiliate, so long as PSAG remains liable to SDI for the performance of all such obligations as a direct obligor and not as a guarantor or accommodation maker.

            12.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

            12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

            12.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            12.9 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

            12.10 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, postage prepaid and return receipt requested, or sent by guaranteed overnight courier service, charges prepaid. Notices, demand and communications will be sent to Purchaser at the address indicated below:

            Notices to Purchaser:

            Preussag Stahl AG
            Eisenhuttenstrasse 99 D-38223
            38239 Salzgitter, Germany
            Attention:  Jens Schneider
            Telephone:  05341/213603 (4)
            Fax:  05341/212045

            With Copy To:

            Mr. John D. Hushon
            Arent Fox Kintner Plotkin & Kahn
            1050 Connecticut Ave., NW
            Washington, DC  20036-5339
            Telephone:  (202) 857-6290
            Fax:  (202) 857-6395

      or to the Company at the address indicated below:

            Notices to the Company:

            Steel Dynamics Holdings, Inc.
            4500 County Road 59
            Butler, IN  46721
            Telephone:  (219) 868-8000
            Fax:  (219) 868-8055
            Attention:  Keith E. Busse

            With a Copy to:

            Mr. Robert S. Walters
            Barrett & McNagny
            215 East Berry Street
            P.O. Box 2263
            Fort Wayne, IN  46801-2263
            Telephone:  (219)  423-9551
            Fax:  (219)  423-8924

      or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

            12.11 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its own expenses in connection with the negotiation, execution, delivery and enforcement hereof.

            12.12 Entire Agreement. Except as otherwise expressly set forth herein, and except for the provisions of the Confidentiality Agreement between the Company and Purchaser, dated May 25, 1995, which shall continue to apply in all events, this Agreement and any other agreement or instrument executed in connection herewith or expressly referred to herein embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.


      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

                                    STEEL DYNAMICS HOLDINGS, INC.


                                    By: /s/ Keith E. Busse
                                        ----------------------------------------

                                    Title: President
                                           -------------------------------------

                                    PREUSSAG STAHL, AG


                                    By: /s/ Jens Schneider & John Hushon
                                        ----------------------------------------

                                    Title: _____________________________________